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                                                                    Exhibit 10.6

                     FORM OF DEFERRED COMPENSATION AGREEMENT

            This deferred compensation agreement is made and entered into [date of agreement](1) and between Nebraska Book Company, Inc., a Kansas corporation, and [name and address of executive].

                               W I T N E S S E T H

            WHEREAS, [executive] is an employee of Nebraska Book Company, Inc. and the parties wish to enter into an agreement providing for the deferment of a portion of the annual compensation earned by [executive]; and

            WHEREAS, the parties wish to reduce their agreement to a written instrument, and

            NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby contract and agree as follows:

            1. That Nebraska Book Company, Inc. shall reserve $[       ](2)
which would have been paid to [executive] as annual compensation with Nebraska Book Company, Inc. beginning with the calendar year [year following year in which agreement is signed]. All sums reserved shall be paid to [executive] on the 1st day of January of the year following his resignation or other termination, voluntary or involuntary, from Nebraska Book Company, Inc. or to his heirs or assigns, upon his death, subject to the terms and conditions set forth hereafter.

            2. All sums reserved shall bear interest at the prime interest rate at Boatmen's First National Bank of Kansas City, Missouri adjusted semi-annually on January 1 and July 1, and interest computed under this Deferred Compensation Agreement shall be compounded March 31, of each year.

            3. Payments to [executive] upon his resignation or other termination, voluntary or involuntary, or to his heirs or assigns upon his death, of all sums reserved, plus interest, shall be paid in one annual installment, plus accrued interest, on January 1 of the year following the date of death, resignation or other termination, voluntary or involuntary.

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(1)   The agreement was entered into by Mark W. Oppegard on December 30, 1991;
      by Bruce E. Nevius on December 23, 1991; by Larry R. Rempe on December 20, 1990 and by Thomas A. Hoff on December 18, 1992.

(2) The amount reserved by Mr. Oppegard is $5,000; by Mr. Nevius is $2,500; by Mr. Rempe is $1,000 and by Mr. Hoff is $2,080.
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            4. All decisions concerning the use or investment of all sums, including interest, held by Nebraska Book Company, Inc. shall be made by the Board of Directors of Nebraska Book Company, Inc. [executive] shall have no control over said funds or interest in any manner whatsoever and shall totally divest himself with reference to any and all control over said funds, including interest, except as otherwise provided in this agreement.

            5. Neither party shall have the right to amend this Deferred Compensation Agreement; provided, however, that prior to January 1 of any year, [executive] shall have the right to amend this agreement by increasing or decreasing the amount reserved as of January 1 of such subsequent calendar year. The decision to amend this agreement by increasing or decreasing such annual compensation shall be in writing and be delivered to Nebraska Book Company, Inc. prior to January 1 of the year for which such amendment shall be effective.

            6. This agreement shall be irrevocable by either party and shall be binding upon the heirs, administrators, executors, successors and assigns of all parties hereto.

Executed the [date of agreement].

ATTEST:                                   Nebraska Book Company, Inc.


by:                                       by:
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   Secretary                                 Vice President

WITNESS:



by:                                       by:
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                                             [Executive]